EXHIBIT 4.1

DELAWARE
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “CANYON GOLD  CORP.”, FILED IN THIS OFFICE ON THE SIXTH DAY OF JULY, A.D. 2011, AT 12:48 O’CLOCK P.M.
A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDCED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

2899854 8100	[SEAL OF THE	/s/ Jeffrey W. Bullock
	SECRETARY OF	Jeffrey W. Bullock,
110794586	STATE]	Secretary of State

You may verify this certificate		AUTHENTICATION:
online at		8890365
corp.delaware.gov/authver.shtml
DATE: 07-08-11

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:48 PM 07/06/2011
Filed 12:48 PM 07/06/2011
SRV 110794586 – 2899854 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
of
CANYON GOLD CORP.

The undersigned officer of CANYON GOLD CORP. (“CGCC”) a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

FIRST:  That at a meeting of the Board of Directors of

CANYON GOLD CORP.

A resolution was duly adopted setting forth proposed changes to the Corporatin’s Capitalization and its issued and Outstanding Preferred shares, declaring said change to be advisable and seeking the consent without meeting of a majority of the shareholders of said corporation to adopt such change of the issued and outstanding stock. The resolution setting forth the proposed change is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “Four” so that, as amended said Article shall be and read as follows:

Article Four:
a)	the total number of Common Shares of stock which the corporation shall have authority to issue shall be two hundred million (200,000,000) and the par value of each share shall be $0.0001); and
b)
the total number of Preferred Shares of Stock which the corporation shall have authority to issue shall be twenty million (20,000,000) and the par value of each share shall be $0.0001, and the corporation shall be authorized to designate the 20,000,000 Preferred Shares in various Series with rights and preferences as decided by the board of directors of the Corporation; and

c)	the Preferred Shares shall be designated as follows:
-	5 million shares as Series ‘A’; and 5 million shares as Series ‘B’;
-	Series ‘A’ shares shall be convertible to 10 common voting shares of the Company and Series ‘A’ shares shall have 100 votes per share without any limitations or restrictions; and

-	Series ‘B’ shares shall be convertible to 10 common voting shares of the Company and Series ‘B’ shares shall have no voting rights whatsoever.

SECOND: That thereafter, pursuant to resolutioin of its Board of Directors, stockholders with a total of 62.68% of the issued and outstanding shares of the corporation, having not less than the minimum number of votes required to authorize such action, consented without a meeting in writing to the above Reverse Split.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed

This 25th day of June, 2011.

By:           /s/ D.G. Blewett
Authorized Officer
Title:       President, Director and CEO
Name:     Delbert G. Blewett, Authorized Officer